EXHIBIT 99.1

NEWS RELEASE

                                                                                                                                Contacts: Howard Kaminsky, Chief Financial Officer
                                                                                                                                (818) 949-5300 ext. 5728
Leigh Parrish, FD
(212) 850-5651
                                                                                                                                Stephanie Rich, FD
(212) 850-5706

SPORT CHALET REPORTS FOURTH QUARTER
AND FULL YEAR FISCAL 2009 RESULTS

Los Angeles, California, June 26, 2009 – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its fourth quarter and full year ended March 29, 2009.

Fourth Quarter Results
Sales decreased 12.7% to $84.5 million for the fourth quarter of fiscal 2009 from $96.8 million for the fourth quarter of fiscal 2008. Four new stores not included in same store sales contributed $3.8 million in sales for the quarter while same store sales decreased 17.7%. Same store sales were negatively impacted primarily by macro economic conditions and a warm January in the Company’s markets as compared to January of the prior fiscal year, which impacted the demand for winter related merchandise.

Net loss for the fourth quarter of fiscal 2009 was $11.1 million, or $0.79 per diluted share, compared to a net loss of $2.8 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2008.

Full Year Results
For the fiscal year, sales decreased 7.4% to $372.7 million from $402.5 million for fiscal 2008. Sales from eleven new stores not included in same store sales contributed $16.2 million to total sales for fiscal 2009. Same store sales decreased 12.4% for the fiscal year due to the particularly weak macro economic conditions in the majority of the Company’s markets.

Net loss for fiscal 2009 was $52.2 million, or $3.70 per diluted share, including a non-cash impairment charge and income tax valuation allowance recorded in the third quarter, compared to a net loss of $3.4 million, or $0.24 per diluted share in fiscal 2008.  Excluding the non-cash impairment charge and valuation allowance, net loss for fiscal 2009 was $35.6 million, or $2.53 per diluted share.  This compares to a net loss of $2.1 million, or $0.15 per diluted share, in fiscal 2008, which excludes a non-cash impairment charge in the third quarter of fiscal 2008.

For a full discussion of Sport Chalet’s fiscal 2009 results, please refer to the Company’s Annual Report on Form 10-K which was filed today with the Securities and Exchange Commission.

Upcoming Communications
Sport Chalet plans to provide an update on Monday, June 29th regarding the progress the Company has made on its corporate initiatives, many of which were initiated during fiscal 2009. The Company has taken a number of aggressive actions to improve its financial performance in the near- and long-term.

Non-GAAP Financial Measures
In addition to reporting the Company’s financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), the Company provides information regarding net loss and loss per diluted share adjusted for non-cash charges.  These measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare operating results between reporting periods.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the Company’s prospects or its ability to identify and implement opportunities to improve its results of operations or prospects.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.